UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015 (March 6, 2015)

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland	001-36163	80-6260391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Harrison Street Oakland, CA	94612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,

including area code:

(510) 250-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2015, the Board of Trustees (the “Board”) of Starwood Waypoint Residential Trust, a Maryland real estate investment trust (the “Company”), elected Stephen H. Simon as an independent trustee of the Company to fill the vacancy created by the resignation of Thomas M. Bowers. Mr. Simon was also appointed to the Audit Committee of the Board.

Stephen H. Simon, age 49, is a co-founder of Simon Equity Partners, LLC and has been a managing member since January 2007. From February 1997 to December 2006, Mr. Simon served as president and chief executive officer of Melvin Simon & Associates, Inc., a privately-held real estate and investment company. In addition, from April 1994 to July 2007, Mr. Simon was a member of the board of directors of Brightpoint, Inc. Mr. Simon also serves on the board of directors of the Pacers Basketball Corporation, Yes To, Inc., Bedrock Manufacturing Co. and Coalision. Mr. Simon is a trustee for The Herbert Simon Family Foundation and serves on the boards of the following non-profit organizations - Conscious Alliance, Simon Youth Foundation and HeadCount. Mr. Simon holds a degree in General Studies with a concentration in Public and Environmental Affairs from Indiana University, graduating in 1989. Mr. Simon’s experience as managing partner of Simon Equity Partners, LLC and his extensive knowledge of and experience in the real estate industry led the Board of Trustees to conclude that Mr. Simon should serve as a trustee.

There are no arrangements or understandings between Mr. Simon and any other persons pursuant to which he was elected to the Board, and Mr. Simon has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-executive trustee, Mr. Simon will receive compensation in the same manner as the Company’s other non-executive trustees. For a description of the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan, see “Executive Compensation—Equity Incentive Plans—Non-Executive Trustee Share Plan” in the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD WAYPOINT RESIDENTIAL TRUST

Dated: March 9, 2015	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	General Counsel and Secretary

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